REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this "Agreement") is made and entered into as of August 20, 1998, between Gottschalks Inc., a Delaware corporation
("Gottschalks"), and The Harris Company, a California corporation ("Harris").


RECITALS

WHEREAS, Gottschalks has entered into that certain
Asset Purchase Agreement, dated as of July 21, 1998
(the "Asset Purchase Agreement"; all capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Asset Purchase
Agreement), with Harris and El Corte Ingles, S.A., a
Spanish corporation and the parent of Harris ("ECI").

WHEREAS, pursuant to the Asset Purchase Agreement (i)
Gottschalks has agreed to issue to Harris on the Closing Date two million ninety-five thousand nine hundred (2,095,900) shares (the "Shares") of Gottschalks' common stock, par value $.01 per share
(the "Gottschalks Common Stock"),

WHEREAS, the Shares have not been registered under the Securities Act and are subject to restrictions on resale or other disposition;

WHEREAS, Gottschalks desires to grant, and Harris desires to accept, the registration rights set forth in this Agreement in respect of the Registrable Shares, as defined herein; and

WHEREAS, execution and delivery of this Agreement by the parties hereto is a condition precedent to the closing of the Asset Purchase Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises contained herein and intending to be legally bound the parties agree as follows:

SECTION 1.  Definitions.
As used in this Agreement, the following terms shall have the following respective meanings:

"Divesture Date" means any date upon which Harris or ECI (if the Shares are transferred to ECI pursuant to Section 8 hereof) is the registered owner of less than ten percent (10%) on a fully diluted basis of the Gottschalks Common Stock then outstanding.

"fully diluted" means, with respect to the Gottschalks
Common Stock, the total number of outstanding shares of the Gottschalks Common Stock (for such purposes, treating as outstanding Gottschalks Common Stock all options or warrants to purchase and securities convertible into (or exchangeable or redeemable for) the Gottschalks Common Stock as of the relevant measurement date).

"Holder" means Harris and any transferee or assignee as permitted under Section 8 hereof up until but not including and not beyond the Divesture Date.

"Registrable Shares" means the Shares issued to Harris pursuant to the Asset Purchase Agreement or the transactions contemplated thereby, including any securities issued in respect thereof pursuant to a stock dividend, stock split, recapitalization or similar event. As to any particular Registrable
Shares, once issued such securities shall cease to be Registrable Shares when (A) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (B) such securities shall have been sold in accordance with Rule 144 (or any successor provision) under the Securities Act or
(C) such securities are eligible to be resold pursuant to Rule 144(k).
The terms "register," "registered" and "registration" refer to the preparation and filing with the SEC of a registration statement or similar document in compliance with the Securities Act and the declaration or ordering of the effectiveness of such registration statement or document.

"Registration Expenses" means all expenses, except
Selling Expenses, incurred by Gottschalks while complying with Section 2 of this Agreement.
Registration Expenses shall include, without limitation, all registration and filing fees and other qualification fees, blue sky fees, printing expenses and fees and disbursements of Gottschalks' accountants and legal counsel incurred in any registration pursuant to Section 2.

"SEC" means the United States Securities and Exchange
Commission or any successor agency.

"Securities Act" means the Securities Act of 1933, as amended from time to time, and any successor statute.

"Selling Expenses" means all underwriting discounts, selling commissions, stock transfer taxes relating to any Holder's registered securities and any fees and disbursements of counsel, accountants or other agents for any Holder.

"Asset Purchase Agreement" shall have the meaning given in the recitals hereof.

SECTION 2.  Registration.
(a) Registration Statement. If Gottschalks proposes to register any Gottschalks Common Stock, whether or not for sale for its own account (other than a registration relating to the sale of securities to participants in a dividend reinvestment plan, a registration on Form S-4 relating to a business combination or similar transaction permitted to be registered on such Form S-4, a registration on Form S-8 relating to the sale of securities to participants in a stock or employee benefit plan, a registration permitted under Rule 462 under the Securities Act registering additional securities of the same class as were included in an earlier registration statement for the same offering, and declared effective, or any other registration on a Form not suitable for the registration of Registrable Shares), Gottschalks will give written notice to all Holders of Gottschalks' intention to effect such a registration and include in such registration all Registrable Shares with respect to which Gottschalks has received written notice from a Holder for inclusion therein within 10 days after the date of Gottschalks' notice (in such capacity such Holder a "Requesting Holder"); provided, however, that nothing in this Section 2 shall be construed as granting to any Holder the right to require Gottschalks to initiate the registration of any Gottschalks Common
Stock; provided, further, that:

(i) if, at any time after giving written notice of its intention to register any shares and, prior to the effective date of the Registration Statement filed in connection with such registration, Gottschalks shall determine for any reason not to register such shares, Gottschalks may, at its election, give written notice of such determination to each Holder requesting inclusion therein, and, thereupon, Gottschalks shall be relieved of its obligation to register any Registrable
Shares in connection with such withdrawn or unfiled registration (but not of its obligation to pay the Registration Expenses in connection therewith pursuant to Section 3 hereto); and

(ii) if such registration shall be in connection with an underwritten public offering and the underwriter or managing underwriter, as the case may be, shall advise
Gottschalks that in its opinion the number of shares requested to be included in such registration or offering exceeds the number of such securities which can be sold in (or during the time of) such offering or would have an adverse impact on the price of such securities, the amount to be registered shall be allocated first, to Gottschalks, and second, pro rata among the Requesting Holders desiring to participate in such registration and the other holders of the Gottschalks' securities requested to be included in such registration, based on the numbers of shares initially proposed to be included by such holders.

(b)  Selection of Managing Underwriter; Customary
Agreements.  If any registration pursuant to this
Section 2 is an underwritten public offering:

(i) the Holders shall not have the right to select the managing underwriter to administer such offering; and

(ii) the Requesting Holders agree to enter into customary agreements (including, if requested, an underwriting agreement), and take such other actions in connection therewith as Gottschalks or the underwriter(s) shall request in order to consummate such registration.

(c) Notice of Effectiveness. Upon declaration of effectiveness by the SEC of a registration statement filed pursuant to this Agreement, Gottschalks shall give written notice thereof to each Holder whose Registrable Securities are included in such registration statement.

(d) Blackout Periods. Following the effective date of any registration statement filed pursuant to this
Section 2, Gottschalks shall be entitled, from time to time, to notify the Holders to discontinue offers or sales of Registrable Securities pursuant to such registration statement for the period of time stated in such notice, up to a maximum of sixty (60) consecutive days (such notice being a "Blackout Notice"), if Gottschalks determines, in its reasonable business judgment, that such offers and sales would materially interfere with any financing, acquisition, corporate reorganization, securities offering or other material transaction, or if there has been any development, event, occurrence or change in circumstances which Gottschalks would not be required to disclose at such time other than in connection with a registration statement, involving Gottschalks or any of its subsidiaries, taken as a whole. Such notice shall be signed by an authorized officer of Gottschalks and shall certify such determination. Each Holder agrees that upon receipt of a Blackout Notice such Holder shall discontinue offers or sales of Registrable
Securities pursuant to any such registration statement for the period of time stated in the Blackout Notice and the time period set forth in subsection 2(e) shall be tolled during such period. Gottschalks may issue any number of Blackout Notices and such notices may be given consecutively.

(e)  Effectiveness of Registration Statements.
Gottschalks shall cause any registration statement filed pursuant to this Section 2 to remain effective for at least ninety (90) days after it is declared or ordered effective or until the Holders have completed the distribution described therein, whichever first occurs; provided, however, that in no event will Gottschalks be required to prepare or file audited financial statements with respect to any fiscal year by a date prior to the date on which Gottschalks would be so required to prepare and file such audited financial statements if such registration statement were no longer effective and usable.

(f) Holdback Agreement. In the event of any filing of a prospectus supplement or the commencement of an underwritten public distribution of the Gottschalks
Common Stock under a Registration Statement, whether or not Registrable Shares are included, each Holder agrees not to effect any public sale or distribution of the Gottschalks Common Stock (except as part of such underwritten public distribution), including a sale pursuant to Rule 144 or Rule 144A under the Securities
Act, during a period designated by Gottschalks in a written notice duly given to Holders, which period shall commence approximately 14 days prior to the effective date of any such filing of such prospectus supplement or the commencement of such underwritten public distribution of such Gottschalks Common Stock under a Registration Statement and shall continue for up to 90 consecutive days after such effective date or commencement.


SECTION 3.  Expenses of Registration.
For the first two registrations of Gottschalks Common
Stock in which any Holder exercises its right to include in such registration Registrable Shares pursuant to Section 2 hereof (in such capacity such Holder a "Participating Holder"), Gottschalks shall bear the Registration Expenses arising out of such registrations; provided, however, that all Selling
Expenses relating to the registered securities of any Participating Holder shall be borne by all Participating Holders and Gottschalks shall have no liability therefor. Thereafter, for any registration of Gottschalks Common Stock pursuant to Section 2 hereof, the Participating Holders, jointly and severally, shall promptly reimburse Gottschalks for all incremental Registration Expenses attributable to the inclusion of Registrable Shares in such registration statement in addition to bearing pro rata all Selling
Expenses relating to the Registrable Shares.

SECTION 4.  Registration Procedures.
For each registration, qualification or compliance carried out by Gottschalks pursuant to this Agreement, Gottschalks shall give each Holder written notice of the initiation of such registration, qualification or compliance and Gottschalks will:

(a) provide to each Holder participating in such registration a reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and any other documents as may reasonably be necessary to facilitate a public offering;

(b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Shares covered by such registration statement during the effectiveness of such registration statement;

(c) use its best efforts to register or qualify all Shares covered by such registration statement under such securities or blue sky laws of such jurisdiction as each Holder shall reasonably request, except that Gottschalks shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it is not so qualified, or to subject itself to taxation in any such jurisdiction or to consent generally to service of process in any such jurisdiction; and

(d) immediately notify each Holder of Shares covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and at the request of any such Holder prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

SECTION 5.  Information by Holder.
Each Holder of Registrable Securities participating in any registration shall provide Gottschalks, when requested, with written information regarding itself, its ownership of securities of Gottschalks, the distribution proposed by such Holder and such other information as may be legally required in connection with such registration. Such writing shall expressly state that it is being furnished to Gottschalks for use in the preparation of a registration statement, preliminary prospectus, supplementary prospectus, final prospectus or amendment or supplement thereto, as the case may be. Each Holder agrees, by its acquisition of Registrable Shares and its acceptance of the benefits provided to it hereunder, to furnish promptly to Gottschalks all information required to be disclosed in order to make any previously furnished information not misleading.

SECTION 6.  Delay of Registration.
No Holder shall obtain or seek an injunction restraining or otherwise delaying any registration referred to in this Agreement as a result of any controversy arising out of the interpretation or implementation of this Agreement.

SECTION 7.  Indemnification.

(a) Gottschalks will indemnify each Holder of Shares covered by any such registration statement, its officers, directors and partners and each person who controls such Holder within the meaning of Section 15 of the Securities Act against all reasonable expenses, claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in the defense and settlement of any litigation, arising out of or based upon any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus or documents incorporated by reference therein, or based upon any omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein not misleading, and including any of the foregoing incurred or arising out of any violation by Gottschalks of the Securities Act or any rule or regulation promulgated under the Securities Act; provided, however, that Gottschalks will not be under an obligation to indemnify any of them (i) if any of the foregoing are based upon any untrue statement or omission or alleged untrue statement or omission made in reliance upon information furnished to Gottschalks by any Holder or controlling person or (ii) to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of any Holder's or underwriter's failure to send or give a copy of the final prospectus or supplement to the persons asserting an untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of Registrable
Shares to such person if such statement or omission was corrected in such final prospectus or supplement;
provided further, that the indemnity agreements contained in this subsection shall not apply to amounts paid in any settlement if such settlement is effected without the consent of Gottschalks.

(b) Each Holder participating in a registration pursuant to this Agreement will indemnify Gottschalks, its directors and officers, each person who controls
Gottschalks within the meaning of Section 15 of the Securities Act, and each other Holder and each of its officers and directors and each person controlling such Holder within the meaning of Section 15 of the Securities Act, against all reasonable expenses, claims, losses, damages and liabilities incurred and actions arising out of any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement and any documents related thereto or based upon any omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein not misleading, and including any of the foregoing incurred or arising out of the violation by any such Holder of the Securities Act or any rule or regulation promulgated thereunder; provided, however, that such Holder will only be obligated to indemnify any of them for any of the foregoing based upon a material misstatement or an omission (alleged or otherwise) made in reliance upon information furnished to Gottschalks by such Holder.

(c)  Each party entitled to indemnification under this
Section 7 ("Indemnified Party") shall give prompt notice to the party required to provide indemnification
("Indemnifying Party") as soon as Indemnified Party has actual knowledge of any claim for which indemnify may be sought, and shall permit Indemnifying Party to assume and control the defense of any such claim or any litigation resulting therefrom, provided that
Indemnified Party will have the right to approve (whose approval shall not be unreasonably withheld) of the counsel chosen by Indemnifying Party to defend such claim or litigation, and provided that Indemnified
Party may participate in such defense at Indemnified
Party's expense. The failure of any Indemnified Party to give notice of a claim subject to indemnification shall not relieve Indemnifying Party of its obligations under this Agreement unless the failure to give such notice is materially prejudicial to Indemnifying
Party's ability to defend such claim.  Indemnifying
Party shall not assume the defense for matters as to which there is a conflict of interest or separate and different defense. In defending such claim, Indemnifying Party shall not, without the prior written consent of Indemnified Party, consent to the entry of any judgment or enter into any settlement which does not include an unconditional provision releasing
Indemnified Party from all liability in respect to such claim or litigation.

(d) The obligations of Gottschalks and Holders under this Section 7 shall survive the completion of any offering of Registrable Securities in a registration statement under this Agreement, and otherwise.
SECTION 8.  Transfer of Registration Rights.
Any Holder's rights under Section 2 hereof may not be assigned or transferred except to an affiliate that is bound by and becomes a party to that certain
Stockholders' Agreement dated as of August 20, 1998 among Gottschalks, ECI, Joseph Levy and Bret Levy.

SECTION 9.  Amendment of Registration Rights.
Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Gottschalks and Holders of a majority of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this Section 9 shall be binding upon each Holder, each transferee or assignee of Holder pursuant to Section 8 of this Agreement.

SECTION 10.  Termination of Registration Rights.
No Holder shall be entitled to exercise any right provided for in this Agreement after the fifteenth anniversary of the date hereof.

SECTION 11.  Notices.
All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been made (i) when delivered personally or by telecopier, (ii) if to a party in the same country as the mailing party, when mailed first class registered or certified mail, postage prepaid, or
(iii) if to a party in a different country from the sending party, on the second day following deposit with a reputable commercial air courier, charges prepaid, to each respective party as shown below:

(a) If to the holders of Registrable Securities, to the addresses shown on the signature page(s) hereto, with a copy to:

     McPeters, McAlearney, Shimoff & Hatt
     4 W. Redlands Boulevard, 2nd Floor
     P.O. Box 2084
     Redlands, California 92373
     Attention: Thomas H. McPeters, Esq.
     Telecopier: (909) 792-6234

(b)  If to Gottschalks to:
     Gottschalks Inc.
     7 River Park Place
     Fresno, California 93720
     Attention: General Counsel
     Telecopier: (209) 434-4666

with a copy to:

     O'Melveny & Myers LLP
     400 South Hope Street
     Los Angeles, California 90071
     Attention: D. Stephen Antion, Esq.
     Telecopier: (213) 430-6407

SECTION 12.  Parties in Interest.
This Agreement shall be binding upon and inure to the benefit of each party, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.
Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to any party to this Agreement.

SECTION 13.  Counterparts.
This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 14.  Headings.
The headings in this Agreement are for convenience only and shall not limit or otherwise affect the meaning hereof.

SECTION 15.  Governing Law.
This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to principles of conflict of law.

SECTION 16.  Arbitration.
(a) Any controversy, dispute or claim under, arising out of, in connection with or in relation to this Agreement, including but not limited to the negotiation, execution, interpretation, construction, coverage, scope, performance, non-performance, breach, termination, validity or enforceability of this Agreement or this Section 16 shall be determined by arbitration conducted in accordance with the Commercial
Arbitration Rules or then existing rules for commercial arbitration of the American Arbitration Association.
The arbitration shall additionally be governed by the California Arbitration Act. The arbitration shall be before a single arbitrator who shall be selected by mutual agreement of the parties from among a list of seven potential arbitrators provided by the American
Arbitration Association. If the parties cannot agree on an arbitrator from this first list, the parties hereto shall select an arbitrator for such arbitration from a second list of seven potential arbitrators provided by the American Arbitration Association with the Holders, on the one hand, and Gottschalks, on the other, alternately striking names, with the last name remaining to be the arbitrator so selected. In the event that either party seeks a temporary restraining order, preliminary injunction or other provisional relief, the provisions of Section 1281.8 of the Cal.
Civ. Proc. Code shall apply. The arbitration of such issues, including without limitation any award of damages suffered by any party hereto by reason of the acts or omissions of any party, shall be final and binding upon the parties to the maximum extent permitted by law. The parties intend that this Section shall be valid, binding, enforceable and irrevocable and shall survive the termination of this Agreement.


(b) Any arbitration proceedings hereunder shall be held in Los Angeles, California.

(c) Judgment upon any award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof.

SECTION 17.  Attorney's Fees.  In the event of any
action complaint, petition or other proceeding, ("Action") by any party arising under or out of, in connection with or in respect of, this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and expenses incurred in such Action. Attorney's fees incurred in enforcing any judgment in respect of this Agreement are recoverable as a separate item. The parties intend that the preceding sentences be severable from the other provisions of this Agreement, survive any judgement and, to the maximum extent permitted by law, not be deemed merged into such judgment.

SECTION 18.  Severability.
In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

SECTION 19.  Entire Agreement.
This Agreement, together with the Asset Purchase
Agreement and the other agreements of Gottschalks, Harris and ECI of even date herewith, contains the entire understanding of the parties with respect to the subject matter of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

GOTTSCHALKS INC.

/S/ JAMES FAMALETTE

THE HARRIS COMPANY
/S/ LEOPOLDO DEL NOGAL
/S/ THOMAS MCPETERS

Notice Address:
c/o El Corte Ingles, S.A.
Hermosilla, 112
28009 Madrid, SPAIN
Attn: Jorge Pont
Facsimile: 011-34-91-402-1567

With a copy to:

McPeters McAlearney Shimoff
& Hatt
4 W.Redlands Boulevard, 2nd Floor
P.O. Box 2084
Redlands, CA  92373
Attn: Thomas H. McPeters, Esq.
Facsimile: (909) 792-6234